Exhibit 5.1

Simpson Thacher & Bartlett llp

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

May 10, 2024

Ingersoll Rand Inc.
525 Harbour Place Drive, Suite 600
Davidson, North Carolina 28036

Ladies and Gentlemen:

We have acted as counsel to Ingersoll Rand Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-273755) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $700,000,000 aggregate principal amount of 5.197% Senior Notes due 2027 (the “2027 Notes”), $750,000,000 aggregate principal amount of 5.176% Senior Notes due 2029 (the “2029 Notes”), $500,000,000 aggregate principal amount of 5.314% Senior Notes due 2031 (the “2031 Notes”), $750,000,000 aggregate principal amount of 5.450% Senior Notes due 2034 (the “2034 Notes”) and $600,000,000 aggregate principal amount of 5.700% Senior Notes due 2054 (the “2054 Notes,” and together with the 2027 Notes, 2029 Notes, 2031 Notes and 2034 Notes, the “Notes”).

We have examined the Registration Statement; the Underwriting Agreement, dated May 7, 2024 (the “Underwriting Agreement”), between the Company and the several underwriters named therein, pursuant to which such underwriters have agreed to purchase the Notes issued by the Company; the Indenture, dated as of August 14, 2023 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), and as supplemented by the Third Supplemental Indenture dated as of May 10, 2024 relating to the Notes, together with the Base Indenture, the “Indenture”); and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

Ingersoll Rand Inc.	-2-	May 10, 2024

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Ingersoll Rand Inc.	-3-	May 10, 2024

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) the waiver of rights and defenses contained in Section 11.14 of the Base Indenture relating to the severability of provisions of the Base Indenture.

In connection with the provisions of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America located in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of Ingersoll Rand Inc. filed with the Commission in connection with the offer and sale of the Notes by the Company and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP